Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
1/29/2020	Investors: Mike Cieplak, investor.relations@us.mcd.com
Media: Lauren Altmin, lauren.altmin@us.mcd.com
McDONALD'S REPORTS FOURTH QUARTER AND FULL YEAR 2019 RESULTS AND QUARTERLY CASH DIVIDEND

Full year results include:	•	Systemwide sales surpassed $100 billion*
	•	Global comparable sales increase of 5.9% - highest in more than 10 years
	•	Consolidated revenues of $21.1 billion
CHICAGO, IL - McDonald's Corporation today announced results for the fourth quarter and year ended December 31, 2019.
“2019 marked a year of significant milestones for McDonald's - including surpassing $100 billion in Systemwide sales and achieving our highest global comparable sales growth in over a decade,” said McDonald's President and Chief Executive Officer Chris Kempczinski. “Through the execution of our Velocity Growth Plan, we once again served more customers the food they crave, marking three consecutive years of global comparable guest count growth.”
Fourth quarter highlights:

•
Strong global comparable sales growth of 5.9% demonstrated broad-based strength with increases in the International Operated segment of 6.2%, the U.S. of 5.1%, and the International Developmental Licensed segment of 6.6%.

•	Consolidated revenues increased 4% (4% in constant currencies).

•	Systemwide sales increased 6% (7% in constant currencies).

•
Consolidated operating income increased 15% (16% in constant currencies), reflecting $140 million of prior year impairment charges. Excluding these charges, operating income increased 7% (9% in constant currencies).

•
Diluted earnings per share of $2.08 increased 14% (15% in constant currencies). Results for the fourth quarter 2019 included $0.11 per share of income tax benefit due to new regulations issued in the fourth quarter 2019 related to the Tax Cuts and Jobs Act of 2017 ("Tax Act"). Excluding this item, diluted earnings per share was $1.97.**

Full year highlights:

•	Global comparable sales grew 5.9%, reflecting increases in the International Operated segment of 6.1%, the U.S. of 5.0%, and the International Developmental Licensed segment of 7.2%.

•	Consolidated revenues were relatively flat with the prior year (increased 3% in constant currencies) at $21.1 billion.

•	Systemwide sales increased 4% (7% in constant currencies) to $100.2 billion.*

•	Diluted earnings per share of $7.88 increased 5% (7% in constant currencies).**

•	Cash provided by operations was $8.1 billion and free cash flow was $5.7 billion, a 36% increase over the prior year.
The Company returned $2.3 billion to shareholders through share repurchases and dividends in the fourth quarter and $8.6 billion for the full year, marking successful achievement of the Company's targeted return of $25 billion for the three-year period ended 2019.
On January 23, 2020, McDonald's Board of Directors declared a quarterly cash dividend of $1.25 per share of common stock payable on March 16, 2020 to shareholders of record at the close of business on March 2, 2020.

*	Refer to page 4 for a definition of Systemwide sales.

**	Refer to page 3 for additional details.

"In 2019, we completed our three-year cash return to shareholders target of $25 billion. This was a significant achievement given our substantial investments in Experience of the Future and technology,” said Kevin Ozan, McDonald’s Chief Financial Officer. “Our Velocity Growth Plan helped produce strong operating performance over the past several years, and our underlying financial strength continues to build long-term value for our shareholders. As we begin 2020, we remain committed to our capital allocation philosophy to reinvest in the business to drive profitable growth and return all free cash flow to shareholders through a combination of dividends and share repurchases."
Kempczinski concluded, "The broad-based momentum around the world continues to demonstrate the strength of the Velocity Growth Plan and the dedication of millions of global crew members executing that plan in McDonald's restaurants each and every day.  As we look to 2020, we will continue to deliver delicious food and optimize our investments as we further transform the experience for our customers through added convenience and digital engagement.”

KEY HIGHLIGHTS - CONSOLIDATED
Dollars in millions, except per share data

	Quarters Ended December 31,				Years Ended December 31,
Quarters Ended December 31,	2019	2018	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation	2019	2018	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
Revenues	$5,349.0	$5,163.0	4%	4%	$21,076.5	$21,025.2	0%	3%
Operating income	2,292.6	1,999.5	15	16	9,069.8	8,822.6	3	6
Net income*	1,572.2	1,415.3	11	12	6,025.4	5,924.3	2	4
Earnings per share-diluted*	$2.08	$1.82	14%	15%	$7.88	$7.54	5%	7%

*	See below for additional details.

Results for the quarter and year reflected stronger operating performance primarily due to an increase in sales-driven franchised margin dollars, partly offset by higher G&A spend. Results for the year also reflected lower gains on sales of restaurant businesses, mostly in the U.S.

Foreign currency translation had a negative impact of $0.02 and $0.21 on diluted earnings per share for the quarter and year, respectively.
Outlined below is additional information for the quarter and full year:

EARNINGS PER SHARE-DILUTED RECONCILIATION

	Quarters Ended December 31,				Years Ended December 31,
Quarters Ended September 30,	2019	2018	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation	2019	2018	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
GAAP earnings per share-diluted	$2.08	$1.82	14%	15%	$7.88	$7.54	5%	7%
Income tax (benefit) cost, net	(0.11)	(0.03)			(0.11)	0.10
Strategic charges	—	0.18			0.07	0.26
Non-GAAP earnings per share-diluted	$1.97	$1.97	0%	1%	$7.84	$7.90	(1)%	2%
Fourth Quarter

•	Fourth quarter 2019 diluted earnings per share of $2.08 increased 14% (15% in constant currencies). Included in the fourth quarter 2019 results was:

◦	$84 million, or $0.11 per share, of income tax benefit due to new regulations issued in the fourth quarter 2019 related to the Tax Act.

•	Included in the fourth quarter 2018 results were:

◦	$140 million of pre-tax, non-cash impairment charges, or $0.18 per share; and

◦	$24 million, or $0.03 per share, of income tax benefit associated with the final 2018 adjustments to the provisional amounts recorded in December 2017 under the Tax Act.

•
Excluding the above current year and prior year items, net income for the quarter decreased 3% (2% in constant currencies) and diluted earnings per share was flat with the prior year (increased 1% in constant currencies).

Full Year

•	Full year 2019 diluted earnings per share of $7.88 increased 5% (7% in constant currencies). Included in the full year 2019 results were:

◦	$84 million, or $0.11 per share, of income tax benefit due to new regulations issued in the fourth quarter 2019 related to the Tax Act; and

◦
$74 million of pre-tax strategic charges, or $0.07 per share, primarily related to impairment associated with the purchase of our joint venture partner's interest in the India Delhi market, partly offset by gains on the sales of property at the former Corporate headquarters.

•	Included in the full year 2018 results were:

◦	$140 million of pre-tax, non-cash impairment charges, or $0.17 per share;

◦	$94 million of pre-tax strategic restructuring charges, or $0.09 per share; and

◦	$75 million, or $0.10 per share, of net tax cost associated with the final 2018 adjustments to the provisional amounts recorded in December 2017 under the Tax Act.

•
Excluding the above current year and prior year items, net income for the full year decreased 3% (1% in constant currencies) and diluted earnings per share decreased 1% (increased 2% in constant currencies).

THE FOLLOWING DEFINITIONS APPLY TO THESE TERMS AS USED THROUGHOUT THIS RELEASE
Comparable sales represent sales at all restaurants and comparable guest counts represent the number of transactions at all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months including those temporarily closed. Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters. Comparable sales exclude the impact of currency translation and sales from hyper-inflationary markets (currently, only Venezuela). Management generally identifies hyper-inflationary markets as those markets whose cumulative inflation rate over a three-year period exceeds 100%. Management believes that these exclusions more accurately reflect the underlying business trends. Comparable sales are driven by changes in guest counts and average check, which is affected by changes in pricing and product mix. Management reviews the increase or decrease in comparable sales and comparable guest counts compared with the same period in the prior year to assess business trends.
Systemwide sales include sales at all restaurants, whether operated by the Company or by franchisees. While franchised sales are not recorded as revenues by the Company, management believes the information is important in understanding the Company's financial performance, because these sales are the basis on which the Company calculates and records franchised revenues and are indicative of the financial health of the franchisee base. The Company's revenues consist solely of sales by Company-operated restaurants and fees from franchised restaurants operated by conventional franchisees, developmental licensees and affiliates.
Information in constant currency is calculated by translating current year results at prior year average exchange rates. Management reviews and analyzes business results excluding the effect of foreign currency translation, impairment and other strategic charges and gains, as well as income tax provision adjustments related to the Tax Act, and bases incentive compensation plans on these results, because the Company believes this better represents underlying business trends.
RELATED COMMUNICATIONS
This press release should be read in conjunction with Exhibit 99.2 in the Company's Form 8-K filing for supplemental information related to the Company's results for the quarter and year ended December 31, 2019.
McDonald’s Corporation will broadcast its investor earnings conference call live over the Internet at 7:30 a.m. (Central Time) on January 29, 2020. A link to the live webcast will be available at www.investor.mcdonalds.com. There will also be an archived webcast available for a limited time thereafter.
UPCOMING COMMUNICATIONS
For important news and information regarding McDonald's, including the timing of future investor conferences and earnings calls, visit the Investor Relations section of the Company's Internet home page at www.investor.mcdonalds.com. McDonald's uses this website as a primary channel for disclosing key information to its investors, some of which may contain material and previously non-public information.
ABOUT McDONALD’S
McDonald’s is the world’s leading global foodservice retailer with over 38,000 locations in over 100 countries. Approximately 93% of McDonald’s restaurants worldwide are owned and operated by independent local business owners.
FORWARD-LOOKING STATEMENTS
This release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, including the risk factors discussed in Exhibit 99.2 in the Company’s Form 8-K filing on January 29, 2020. The Company undertakes no obligation to update such forward-looking statements, except as may otherwise be required by law.

McDONALD'S CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

Dollars and shares in millions, except per share data
Quarters Ended December 31,	2019	2018	Inc/ (Dec)
Revenues
Sales by Company-operated restaurants	$2,363.3	$2,371.2	$(7.9)	0%
Revenues from franchised restaurants	2,985.7	2,791.8	193.9	7

TOTAL REVENUES	5,349.0	5,163.0	186.0	4

Operating costs and expenses
Company-operated restaurant expenses	1,939.6	1,956.6	(17.0)	(1)
Franchised restaurants-occupancy expenses	563.3	509.7	53.6	11
Selling, general & administrative expenses	653.6	609.8	43.8	7
Other operating (income) expense, net	(100.1)	87.4	(187.5)	n/m
Total operating costs and expenses	3,056.4	3,163.5	(107.1)	(3)

OPERATING INCOME	2,292.6	1,999.5	293.1	15

Interest expense	283.0	254.1	28.9	11
Nonoperating (income) expense, net	(17.2)	(6.0)	(11.2)	n/m

Income before provision for income taxes	2,026.8	1,751.4	275.4	16
Provision for income taxes	454.6	336.1	118.5	35

NET INCOME	$1,572.2	$1,415.3	$156.9	11%

EARNINGS PER SHARE-DILUTED	$2.08	$1.82	$0.26	14%

Weighted average shares outstanding-diluted	755.6	776.6	(21.0)	(3)%
n/m Not meaningful

McDONALD'S CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

Dollars and shares in millions, except per share data
Years Ended December 31,	2019	2018	Inc/ (Dec)
Revenues
Sales by Company-operated restaurants	$9,420.8	$10,012.7	$(591.9)	(6)%
Revenues from franchised restaurants	11,655.7	11,012.5	643.2	6

TOTAL REVENUES	21,076.5	21,025.2	51.3	0

Operating costs and expenses
Company-operated restaurant expenses	7,760.6	8,265.9	(505.3)	(6)
Franchised restaurants-occupancy expenses	2,200.6	1,973.3	227.3	12
Selling, general & administrative expenses	2,229.4	2,200.2	29.2	1
Other operating (income) expense, net	(183.9)	(236.8)	52.9	22
Total operating costs and expenses	12,006.7	12,202.6	(195.9)	(2)

OPERATING INCOME	9,069.8	8,822.6	247.2	3

Interest expense	1,121.9	981.2	140.7	14
Nonoperating (income) expense, net	(70.2)	25.3	(95.5)	n/m

Income before provision for income taxes	8,018.1	7,816.1	202.0	3
Provision for income taxes	1,992.7	1,891.8	100.9	5

NET INCOME	$6,025.4	$5,924.3	$101.1	2%

EARNINGS PER SHARE-DILUTED	$7.88	$7.54	$0.34	5%

Weighted average shares outstanding-diluted	764.9	785.6	(20.7)	(3)%
n/m Not meaningful

McDONALD'S CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)

In millions	December 31,	2019	2018
Current assets		—	—
Cash and equivalents		$898.5	$866.0
Accounts and notes receivable		2,224.2	2,441.5
Other current assets		435.2	745.7

TOTAL CURRENT ASSETS		3,557.9	4,053.2

TOTAL OTHER ASSETS		6,531.7	5,915.3

LEASE RIGHT-OF-USE ASSET, NET		13,261.2	—

NET PROPERTY AND EQUIPMENT		24,160.0	22,842.7

TOTAL ASSETS		$47,510.8	$32,811.2

TOTAL CURRENT LIABILITIES		$3,621.0	$2,973.5

Long-term debt		34,118.1	31,075.3
Long-term lease liability		12,757.8	—
Other long-term liabilities		3,906.1	3,805.3
Deferred income taxes		1,318.1	1,215.5

TOTAL SHAREHOLDERS' EQUITY (DEFICIT)		(8,210.3)	(6,258.4)

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)		$47,510.8	$32,811.2

McDONALD'S CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

In millions	Years ended December 31,	2019	2018
Operating activities
Net income		$6,025.4	$5,924.3
Changes in working capital items		298.5	(472.7)
Other		1,798.2	1,515.1

CASH PROVIDED BY OPERATIONS		8,122.1	6,966.7

Investing activities
Capital expenditures		(2,393.7)	(2,741.7)
Sales and purchases of restaurant and other businesses and property sales		(48.9)	589.5
Other		(628.5)	(302.9)

CASH USED FOR INVESTING ACTIVITIES		(3,071.1)	(2,455.1)

Financing activities
Short-term borrowings and long-term financing issuances and payments		3,236.3	2,130.8
Treasury stock purchases		(4,976.2)	(5,207.7)
Common stock dividends		(3,581.9)	(3,255.9)
Proceeds from stock option exercises and other		327.0	383.2

CASH USED FOR FINANCING ACTIVITIES		(4,994.8)	(5,949.6)

EFFECT OF EXCHANGE RATES ON CASH AND EQUIVALENTS		(23.7)	(159.8)

CASH AND EQUIVALENTS INCREASE (DECREASE)		32.5	(1,597.8)

Cash and equivalents at beginning of period		866.0	2,463.8

CASH AND EQUIVALENTS AT END OF PERIOD		$898.5	$866.0

Supplemental cash flow disclosures
Cash provided by operations		$8,122.1	$6,966.7
Less: Capital expenditures		(2,393.7)	(2,741.7)

FREE CASH FLOW		$5,728.4	$4,225.0